December 19, 2018

E. Allen Nye, Jr.
Chief Executive Officer
ONCOR ELECTRIC DELIVERY CO LLC
1616 Woodall Rodgers Fwy.
Dallas, Texas 75202

       Re: ONCOR ELECTRIC DELIVERY CO LLC
           Registration Statement on Form S-4
           Filed December 12, 2018
           File No. 333-228765

Dear Mr. Nye:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Scott M. Anderegg, Staff Attorney at 202-551-3342 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Consumer
Products
cc:    Crews Lott